Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

(as amended on June 23, 2009)

ARTICLE ONE

The name of the corporation is Goodman Networks Incorporated (the “Corporation”).

ARTICLE TWO

The period of duration of the Corporation is perpetual.

ARTICLE THREE

The purpose for which the Corporation is organized is to engage in any lawful business for which corporations may be organized under the laws of the State of Texas.

ARTICLE FOUR

The total number of shares of stock which the Corporation shall have authority to issue is (i) 10,000,000 shares of common stock, $0.01 par value per share (“Common Stock”) and (ii) 3,000,000 shares of preferred stock, $0.01 par value (“Preferred Stock”).

The designations and the powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock are as follows:

Provisions Relating to the Preferred Stock.

(a) The Preferred Stock may be issued from time to time in one or more classes of series, the shares of each such class or series to have such designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors of the Corporation as hereafter prescribed.

(b) Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(1) whether or not the class or series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either along or together with the holders of one or more other classes or series of stock;

(2) the number of shares to constitute the class or series and the designations thereof;

(3) the preferences, and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

(4) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(5) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(6) the dividend rate, whether dividends are payable in cash, stock of the Corporation or the property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(7) the preferences, if any, and the amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(8) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(9) such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable.

(c) The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

ARTICLE FIVE

The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or properly actually received.

ARTICLE SIX

The number of directors presently constituting the Board of Directors is 8, and the names of the persons who are serving presently are directors of the Corporation are as follows:

Name	Mailing Address

Wayne Alexander	2 Lost Timbers San Antonio, Texas 78248

Cliff Eason	102 Winding Way San Antonio, Texas 78232

James E. Goodman	103 Tomahawk Trail San Antonio, Texas 78232

John A. Goodman	11529 La Cantera Trail Frisco, Texas 75034

Joseph M. Goodman	3204 Fireside Dr. Flower Mound, Texas 75028

Jonathan E. Goodman	25 Stirrup Drive Belton, Texas 76513

Jason Goodman	6927 Roundrock Rd. Dallas, Texas 75248

G. Danny Wade	1712 Fernwood Drive Plano, Texas 75075

ARTICLE SEVEN

The right of a shareholder referred to in Article 2.22-1 of the Texas Business Corporation Act, to exercise a preemptive right to acquire additional, unissued or treasury shares of the Corporation or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of the Corporation is hereby denied. Notwithstanding the foregoing, nothing contained herein shall prohibit the Corporation from granting preemptive rights to any shareholder of the Corporation pursuant to authority evidenced by resolution of the Board of Directors of the Corporation.

ARTICLE EIGHT

At each election for directors of the Corporation, each shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, only the number of shares owned by such shareholder for as many persons as there are directors to be elected, and no shareholder shall ever have the right or be permitted to cumulate his, her, or its votes on any basis, any and all rights of cumulative voting being hereby expressly denied.

ARTICLE NINE

The address of the registered office of the Corporation is 800 Brazos, Suite 1100, Austin, Texas 78701, and the name of its registered agent at such address is Capitol Corporate Services, Inc.

ARTICLE TEN

An otherwise valid contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other domestic or foreign corporation or other entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be valid, notwithstanding whether the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if any one of the following is satisfied.

(a) The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(b) The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

(c) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the shareholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

This provision shall not be construed to invalidate a contract or transaction which would be valid in the absence of this provision or to subject any director or officer to any liability that he would not be subject to in the absence of this provision.

ARTICLE ELEVEN

The Corporation shall have the power and authority to indemnify any person to the fullest extent permitted by law.

ARTICLE TWELVE

Any action of the Corporation which, under the provisions of the Texas Business Corporation Act or any other applicable law, is required to be authorized or approved by the holders of any specified fraction which is in excess of one-half or any specified percentage which is in excess of fifty percent of the outstanding shares (or of any class or series thereof) of the Corporation shall, notwithstanding any law, be deemed effectively and properly authorized or approved if authorized or approved by the vote of the holders of more than fifty percent of the outstanding shares entitled to vote thereon (or, if the holders of any class or series of the Corporation’s shares shall be entitled by the Texas Business Corporation Act or any other applicable law to vote thereon separately as a class, by the vote of the holders of more than fifty percent of the outstanding shares of each such class or series). Without limiting the generality of the foregoing, the foregoing provisions of this ARTICLE TWELVE shall be applicable to any required shareholder authorization or approval of: (a) any amendment to these Articles of Incorporation; (b) any plan of merger, share exchange, or reorganization involving the Corporation; (c) any sale, lease, exchange, or other disposition of all, or substantially all, the property and assets of the Corporation; and (d) any voluntary dissolution of the Corporation.

Nothing contained in this ARTICLE TWELVE is intended to require shareholder authorization or approval of any action of the Corporation whatsoever unless such approval is specifically required by the other provisions of these Amended and Restated Articles of Incorporation, the Bylaws of the Corporation, or by the Texas Business Corporation Act or other applicable law.

ARTICLE THIRTEEN

Any action which may be taken, or which is required by law or the Articles of Incorporation or Bylaws of the Corporation to be taken, at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares, entitled to vote on the action were present and voted.

ARTICLE FOURTEEN

To the fullest extent permitted by applicable law, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this ARTICLE FOURTEEN does not eliminate or limit the liability of a director of the Cooperation to the extent the director is found liable for:

(a) a breach of the director’s duty of loyalty to the Corporation or its shareholders;

(b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

(c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or

(d) an act or omission for which the liability of a director is expressly provided by an applicable statute.

Any repeal or amendment of this ARTICLE FOURTEEN by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation, arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this ARTICLE FOURTEEN, a director shall not be liable to the Corporation or its shareholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the Texas Miscellaneous Corporation Laws Act or the Texas Business Corporation Act.